Exhibit 99.1

Warrior Met Coal Reports Third Quarter 2021 Results

Achieves largest Net Income and Adjusted EBITDA in over two years

BROOKWOOD, AL - November 2, 2021 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the third quarter of 2021. Warrior is the leading dedicated U.S. based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported net income for the third quarter of 2021 of $38.4 million, or $0.74 per diluted share, compared to a net loss of $14.4 million, or $0.28 per diluted share, in the third quarter of 2020. Adjusted net income per share for the third quarter of 2021 was $0.97 per diluted share compared to adjusted net loss per share of $0.28 per diluted share in the third quarter of 2020. The Company reported Adjusted EBITDA of $104.9 million in the third quarter of 2021, compared to Adjusted EBITDA of $16.8 million in the third quarter of 2020.

“During the third quarter, we were pleased to deliver our most profitable results since the onset of the COVID-19 pandemic, driven by the resiliency and efficiency of our operational base,” commented Walt Scheller, CEO of Warrior. “We were ideally set to take advantage of the record high pricing we saw this quarter, enabling us to leverage the strong global economic recovery by increasing our average net selling prices and delivering strong production during the ongoing union strike. Despite the continued issues with supply chains around the world, we are finding that strong steel and met coal demand globally, as well as the Chinese ban on Australian coal imports, are providing tailwinds that play to our strengths. With a continued focus on managing expenses, enhancing liquidity, and increasing cash flows, Warrior is well positioned to continue meeting our customers’ long-term commitments in the face of any potential future market volatility.”

Mr. Scheller continued, "While we continue to negotiate in good faith to reach a new union contract, the UMWA unfortunately remains on strike. During this period, we continued to execute successfully on our business continuity plans, allowing us to continue to meet the needs of our valued customers. Despite incurring costs associated with the strike, we have been able to manage our working capital and spending to deliver strong results in this market.”

Operating Results
The Company produced 1.1 million short tons of met coal in the third quarter of 2021 compared to 1.9 million short tons in the third quarter of 2020. The tons produced in the third quarter of 2021 resulted from running both longwalls and four continuous miner units at Mine No. 7. By running the four continuous miner units, our lead days or float time has not materially changed since the strike commenced in April and are still several months out into the future. Mine No. 4 remained idled during the third quarter of

2021. Sales volume in the third quarter of 2021 was 1.1 million short tons compared to 1.9 million short tons in the third quarter of 2020. Inventory levels rose slightly to 590 thousand short tons at the end of September 30, 2021 from the 503 thousand short tons at the end of June 30, 2021.

Additional Financial Results
Total revenues were $202.5 million for the third quarter of 2021, including $199.7 million in mining revenues, which consisted of met coal sales of 1.1 million short tons at an average net selling price of $188.62 per short ton, net of demurrage and other charges. This compares to total revenues of $180.1 million in the third quarter of 2020. The average net selling price of the Company's met coal increased 108% from $90.65 per short ton in the third quarter of 2020 to $188.62 per short ton in the third quarter of 2021. During the third quarter of 2021, the Company's gross price realization was 81% of the quarterly Australian premium low-volatility hard coking coal (“HCC”) Platts Premium LV FOB Australian Index (the "Platts Index”) price, reflecting a rapidly rising price environment during the third quarter. The year-over-year increase in revenues is primarily attributed to improved met coal pricing, partially offset by lower sales volume.

Cost of sales for the third quarter of 2021 were $92.0 million compared to $151.4 million for the third quarter of 2020. Cash cost of sales (including mining, transportation and royalty costs) for the third quarter of 2021 were $91.0 million, or 45.6% of mining revenues, compared to $150.6 million, or 86.0% of mining revenues in the same period of 2020. Cash cost of sales (free-on-board port) per short ton increased to $85.92 in the third quarter of 2021 from $77.92 in the third quarter of 2020, reflecting higher met coal sales prices and its effect on Warrior's variable costs structure.

Selling, general and administrative expenses for the third quarter of 2021 were $7.4 million, or 3.7% of total revenues and were lower than the same period last year driven by lower employee related costs and professional service fees. Depreciation and depletion expenses for the third quarter of 2021 were $29.0 million, slightly higher than the prior year comparable quarter. Warrior incurred net interest expense of $8.8 million during the third quarter of 2021, which was higher than the same quarter last year primarily due to interest on new equipment financing leases.

Business interruption expenses were $6.9 million and represent non-recurring expenses that are directly attributable to the ongoing UMWA strike for incremental safety and security, labor negotiations and other expenses. Idle mine expenses were $9.3 million and represent expenses incurred with the idling of Mine 4 and reduced operations at Mine 7, such as electricity, insurance and maintenance labor.

Income tax expense was $5.4 million in the third quarter of 2021 due to income before income taxes of $43.9 million offset partially by an income tax benefit for depletion and additional marginal gas well credits. This compares to an income tax benefit of $8.2 million in the third quarter of 2020.

Cash Flow and Liquidity
The Company generated cash flows from operating activities in the third quarter of 2021 of $62.9 million, compared to $29.2 million in the third quarter of 2020. Capital expenditures for the third quarter of 2021 were $10.5 million. Free cash flow was $52.4 million in the third quarter of 2021, which was $51.1 million better than the third quarter of 2020, and reflected higher realized prices and our conscious management of expenses and spending.

Net working capital, excluding cash, for the third quarter of 2021 increased by $17.9 million from the second quarter of 2021, primarily reflecting an increase in inventory due to lower met coal sales volume.

Cash flows used in financing activities for the third quarter of 2021 were $50.9 million, primarily due to payments on the ABL Facility of $40.0 million, principal repayments of capital lease obligations of $8.3 million and the payment of dividends of $2.6 million.

The Company’s total liquidity as of September 30, 2021 was $355.7 million, consisting of cash and cash equivalents of $268.4 million and available liquidity under its ABL Facility of $87.3 million, which is net of outstanding letters of credit of $9.4 million.

Capital Allocation
On October 25, 2021, the board of directors declared a regular quarterly cash dividend of $0.05 per share, totaling approximately $2.6 million, which will be paid on November 12, 2021 to stockholders of record as of the close of business on November 5, 2021.

Collective Bargaining Agreement
The Company's Collective Bargaining Agreement ("CBA") contract with the United Mine Workers of America ("UMWA") expired on April 1, 2021, and the UMWA initiated a strike. The Company believes that it is well positioned to fulfill anticipated customer volume commitments for 2021 of approximately 4.9 to 5.5 million short tons through a combination of existing coal inventory of 590 thousand short tons and expected production for the remainder of the year. Even though Mine 4 remains idled, the Company expects production to continue at Mine 7, although at lower than usual rates. While the Company has business continuity plans in place, the strike may still cause disruption to production and shipment activities, and the plans may vary significantly from quarter to quarter for the remainder of the year.

In the current operating environment and without a new contract, we believe that our production and sales volume over a twelve-month period could be between 5.5 million and 6.5 million short tons, which volumes could possibly include restarting Mine 4. Similarly, with a new contract, we believe that our production and sales volume over a twelve-month period could ramp up to a run rate of approximately 7.5 million short tons within three to four months.

Company Outlook
Due to ongoing uncertainty related to negotiations with the UMWA, the Chinese ban on Australian coal and other potentially disruptive factors, Warrior will not be providing full year 2021 guidance at this time. The Company expects to return to providing guidance once there is further clarity on these issues.

Warrior continues to appropriately adjust its operational needs, including managing expenses, capital expenditures, working capital, liquidity and cash flows. The Company has delayed the development of the Blue Creek project and its Stock Repurchase Program also remains temporarily suspended, while it focuses on preserving cash and liquidity.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its third quarter 2021 results today, November 2, 2021, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET November 3, 2021 until 6:30 p.m. ET on November 9, 2021. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10159683.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price.  For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding the impact of COVID-19 on its business and that of its customers, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, management of liquidity, cash flows, expenses and expected capital expenditures and working capital, future effective income tax rates and payment of cash taxes, if any, as well as statements regarding production, our ability to fulfill expected customer orders and the outcome of negotiations with our labor union, including any potential changes to our production and sales volumes as a result of such outcome. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of COVID-19 on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of COVID-19 on steel manufacturers, the inability of the Company to effectively operate its mines and the resulting decrease in production, the inability of the Company to ship its products to customers in the case of a partial or complete shut-down of the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2020 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Revenues:
Sales	$199,745	$175,229	$631,493	$555,610
Other revenues	2,722	4,835	12,178	14,875
Total revenues	202,467	180,064	643,671	570,485
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	91,973	151,370	399,088	433,661
Cost of other revenues (exclusive of items shown separately below)	6,654	7,064	22,792	22,267
Depreciation and depletion	28,967	27,965	102,021	78,813
Selling, general and administrative	7,430	8,192	26,182	25,105
Business interruption	6,872	—	13,892	—
Idle mine	9,327	—	20,203	—
Total costs and expenses	151,223	194,591	584,178	559,846
Operating income (loss)	51,244	(14,527)	59,493	10,639
Interest expense, net	(8,784)	(8,059)	(25,954)	(23,847)
Other income	1,400	—	1,291	1,822
Income (loss) before income tax expense (benefit)	43,860	(22,586)	34,830	(11,386)
Income tax expense (benefit)	5,433	(8,152)	22,439	(9,336)
Net income (loss)	$38,427	$(14,434)	$12,391	$(2,050)
Basic and diluted net income (loss) per share:
Net income (loss) per share—basic	$0.75	$(0.28)	$0.24	$(0.04)
Net income (loss) per share—diluted	$0.74	$(0.28)	$0.24	$(0.04)
Weighted average number of shares outstanding—basic	51,416	51,190	51,315	51,161
Weighted average number of shares outstanding—diluted	51,585	51,190	51,424	51,161
Dividends per share:	$0.05	$0.05	$0.15	$0.15

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended September 30,		For the nine months ended September 30,
(short tons in thousands) (1)	2021	2020	2021	2020
Tons sold	1,059	1,933	4,834	5,219
Tons produced	1,129	1,887	4,496	6,102
Gross price realization (2)	81%	90%	94%	92%
Average net selling price	$188.62	$90.65	$130.64	$106.46
Cash cost of sales (free-on-board port) per short ton (3)	$85.92	$77.92	$81.97	$82.63
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2) For the three and nine months ended September 30, 2021 and 2020, our gross price realization represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Index.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Cost of sales	91,973	151,370	$399,088	$433,661
Asset retirement obligation accretion	(432)	(368)	(1,297)	(1,106)
Stock compensation expense	(555)	(385)	(1,536)	(1,312)
Cash cost of sales (free-on-board port)(3)	$90,986	$150,617	$396,255	$431,243

(3)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands)	2021	2020	2021	2020
Net income (loss)	$38,427	$(14,434)	$12,391	$(2,050)
Interest expense, net	8,784	8,059	25,954	23,847
Income tax expense (benefit)	5,433	(8,152)	22,439	(9,336)
Depreciation and depletion	28,967	27,965	102,021	78,813
Asset retirement obligation accretion	805	732	2,416	2,198
Stock compensation expense	1,524	1,910	8,763	5,634
Other non-cash accretion	360	353	1,081	1,059
Non-cash mark-to-market loss on gas hedges	5,843	—	8,661	—
Business interruption	6,872	—	13,892	—
Idle mine	9,327	—	20,203	—
Other (income) expense	(1,400)	368	(998)	(1,039)
Adjusted EBITDA (4)	$104,942	$16,801	$216,823	$99,126
Adjusted EBITDA margin (5)	51.8%	9.3%	33.7%	17.4%
(4)  Adjusted EBITDA is defined as net income (loss) before net interest expense, income tax expense (benefit), depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, non-cash mark-to-market loss on gas hedges, business interruption expenses, idle mine expenses and other (income) expense.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income (loss), income (loss) from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME (LOSS) TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Net income (loss)	$38,427	$(14,434)	$12,391	$(2,050)
Alabama state income tax valuation allowance	—	—	24,965	—
Business interruption, net of tax	5,419	—	10,954	—
Idle mine, net of tax	7,354	—	15,930	—
Incremental stock compensation expense, net of tax	—	—	3,238	—
Other (income) expense, net of tax	(1,104)	248	(820)	(929)
Adjusted net income (loss) (6)	$50,096	$(14,186)	$66,658	$(2,979)

Weighted average number of basic shares outstanding	51,416	51,190	51,315	51,161
Weighted average number of diluted shares outstanding	51,585	51,190	51,424	51,161

Adjusted basic net income (loss) per share:	$0.97	$(0.28)	$1.30	$(0.06)
Adjusted diluted net income (loss) per share:	$0.97	$(0.28)	$1.30	$(0.06)
(6)    Adjusted net income (loss) is defined as net income (loss) net of Alabama state income tax valuation allowance, business interruption expenses, idle mine expenses, incremental stock compensation expense and other (income) expense, net of tax (based on each respective period's effective tax rate). Adjusted net income (loss) is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income (loss) should not be considered in isolation, nor as an alternative to net income (loss) under GAAP. We believe adjusted net income (loss) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net (loss) income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
OPERATING ACTIVITIES:
Net income (loss)	$38,427	$(14,434)	$12,391	$(2,050)
Non-cash adjustments to reconcile net income (loss) to net cash provided by operating activities	43,006	22,910	145,589	78,502
Changes in operating assets and liabilities:
Trade accounts receivable	(8,112)	(4,408)	10,028	18,054
Income tax receivable	—	24,274	—	24,274
Inventories	(14,344)	1,707	18,703	(43,887)
Prepaid expenses and other receivables	(476)	(213)	10,548	(5,906)
Accounts payable	(4,433)	(6,210)	(16,746)	11,169
Accrued expenses and other current liabilities	9,422	4,388	(10,100)	(4,699)
Other	(560)	1,153	6,417	6,696
Net cash provided by operating activities	62,930	29,167	176,830	82,153
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(10,498)	(23,305)	(34,149)	(72,059)
Mine development costs	—	(4,526)	(13,462)	(13,257)
Proceeds from sale of property, plant and equipment	—	—	192	—
Other	—	—	—	6,233
Net cash used in investing activities	(10,498)	(27,831)	(47,419)	(79,083)
FINANCING ACTIVITIES:
Net cash (used in) provided by financing activities	(50,913)	(5,586)	(72,932)	19,960
Net increase (decrease) in cash and cash equivalents	1,519	(4,250)	56,479	23,030
Cash and cash equivalents at beginning of period	266,876	220,663	211,916	193,383
Cash and cash equivalents at end of period	$268,395	$216,413	$268,395	$216,413

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$62,930	$29,167	$176,830	$82,153
Purchases of property, plant and equipment and mine development costs	(10,498)	(27,831)	(47,611)	(85,316)
Free cash flow (7)	$52,432	$1,336	$129,219	$(3,163)
Free cash flow conversion (8)	50.0%	8.0%	59.6%	(3.2)%
(7) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(8) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	September 30, 2021 (Unaudited)	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$268,395	$211,916
Short-term investments	8,505	8,504
Trade accounts receivable	73,270	83,298
Inventories, net	94,026	118,713
Prepaid expenses and other receivables	35,034	45,052
Total current assets	479,230	467,483
Mineral interests, net	94,894	100,855
Property, plant and equipment, net	606,750	637,108
Deferred income taxes	151,934	174,372
Other long-term assets	11,799	14,118
Total assets	$1,344,607	$1,393,936
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,138	$59,110
Accrued expenses	58,114	86,108
Short term financing lease liabilities	22,421	14,385
Other current liabilities	14,721	10,715
Total current liabilities	134,394	170,318
Long-term debt	340,491	379,908
Asset retirement obligations	62,340	57,553
Long term financing lease liabilities	34,805	24,091
Other long-term liabilities	37,214	36,825
Total liabilities	609,244	668,695
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares as of September 30, 2021 and December 31, 2020, 53,632,812 issued and 51,410,971 outstanding as of September 30, 2021 and 53,408,040 issued and 51,186,199 outstanding as of December 31, 2020)	536	534
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of September 30, 2021 and December 31, 2020)	(50,576)	(50,576)
Additional paid in capital	255,317	249,746
Retained earnings	530,086	525,537
Total stockholders’ equity	735,363	725,241
Total liabilities and stockholders’ equity	$1,344,607	$1,393,936